Exhibit 10.6

SAND SUPPLY AGREEMENT

This Sand Supply Agreement (this “Agreement”), is entered into effective March 31, 2011 (the “Effective Date”), by and between Superior Silica Sands LLC, a Texas limited liability company (“Supplier”), and BJ Services Company, U.S.A., a Delaware corporation (“Customer”). Customer and Supplier may also be referred to hereafter as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, Supplier is in the business of providing various industrial sands and aggregates to the oilfield production industry; and

WHEREAS, Customer carries on the business of performing various services to the oilfield production industry, and Customer needs certain particular sand products related to fracture stimulation, sand controls and related services; and

WHEREAS, Customer wishes to purchase such Product from Supplier on the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, for and in good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.                                      Interpretation

1.1                               Definitions.  In this Agreement, the following terms shall have the following meanings unless the context otherwise requires:

1.1.1                     100-M Product means sand of 100 mesh size, that meets the Specifications.

1.1.2                     Affiliate in relation to any party shall mean any individual, corporation, limited liability company, partnership, proprietorship, joint venture or other entity directly or indirectly controlled by, controlling, or under common control with that party.

1.1.3                     Agreement has the meaning set forth in the first paragraph of this agreement.

1.1.4                     Annual Minimum Tonnage means, for each Contract Year during the Term of this Agreement, and except as otherwise set forth herein, the following:

(a)                                 During the Kosse Product Supply Period and, subject to

Section 2.6.2 during the Transition Period, *** Tons of Ottawa Product.

(b)                                 During the Wisconsin Product Supply Period, *** Tons of Ottawa Product.

1.1.5                     Annual True-Up has the meaning set forth in Section 2.7.1.

1.1.6                     Bankruptcy means the occurrence of any of the following events with respect to a party:

(a)                                 the filing of an application by the party for, or a consent to the appointment of, a trustee or receiver of its assets;

(b)                                 the filing by the party of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing its inability to pay its debts as they come due;

(c)                                  the making by the party of a general assignment for the benefit of its creditors;

(d)                                 the filing by the party of an answer admitting the material allegations of, or its consenting to, or defaulting in answering, a bankruptcy petition filed against it in any bankruptcy proceeding; or

(e)                                  the entry by any court of competent jurisdiction of an order for relief of the party under Chapter 7 or 11 of United States Code, the entry of any order, judgment of decree having a similar effect under any other applicable law or the entry of any order, judgment or decree appointing a trustee or receiver of the assets of the party, and any such order, judgment or decree continuing unstayed and in effect for a period of ninety (90) days after the entry.

1.1.7                     Business Day means any day other than Saturday or Sunday or other day upon which national banks in Waco, Texas are permitted or required by law to be closed.

1.1.8                     Cash Collateral has the meaning set forth in Section 3.2.4(a).

1.1.9                     Commencement Date means the date set forth in Section 2.1.

1.1.10              Contract Year means as follows:

(a)                                 For the first Contract Year, that period commencing on the

Commencement Date and ending twelve (12) months after the Commencement Date;

(b)                                 For the second Contract Year, that twelve-month period commencing on the day after the end date of the first Contract year; and

(c)                                  For the third and any subsequent Contract Years, that twelve-month period commencing on the anniversary of the commencement of the prior Contract Year.

1.1.11              Conversion Notice has the meaning set forth in Section 2.4.

1.1.12              Customer has the meaning set forth in the first paragraph of this agreement.

1.1.13              Customer Confidential Information has the meaning set forth in Section 5.1

1.1.14              Customer Samples has the meaning set forth in Section 4.2.

1.1.15              Disclosing Party has the meaning set forth in Section 5.1.5.

1.1.16              Effective Date has the meaning set forth in the first paragraph of this agreement.

1.1.17              F.O.B. has the meaning given to it in the Uniform Commercial Code

1.1.18              Force Majeure means in relation to any party, any circumstances beyond the reasonable control of that party, including war (whether declared or undeclared), acts of God, embargoes, export, shipping or remittance restrictions, riots, injunctions, court orders and governmental actions, but excluding strikes, lock-outs or other industrial acts of the party’s employees.

1.1.19              IE Portions has the meaning set forth in Section 3.2.4(a).

1.1.20              Kosse Product Supply Period means the portion of the Term of this Agreement during which time Supplier’s fluid bed dryer processing plant is located in Kosse, Texas.

1.1.21              LBC Portion has the meaning set forth in Section 3.2.4(a).

1.1.22              Letters of Credit has the meaning set forth in Section 3.2.4(a).

1.1.23              Monthly Maximum Order means an amount equal to 120% of the Monthly Minimum Tonnage.

1.1.24              Monthly Minimum Tonnage means 1/12 of the Annual Minimum Tonnage.

1.1.25              Ottawa Product means, (i) during the Kosse Product Supply Period and during the Transition Period, “Ottawa Type White” sand mined in Wisconsin of mesh sizes 20/40 and 30/70, as applicable, that meets the Specifications, and (ii) during the Wisconsin Product Supply Period, “Ottawa Type White” sand mined in Wisconsin of mesh sizes 20/40, 30/50 and 40/70, as applicable, that meets the Specifications.

1.1.26              Party or Parties has the meaning set forth in the first paragraph of this agreement.

1.1.27              Person or person means any entity, including any partnership, corporation, limited liability company or governmental entity, and any natural person.

1.1.28              Prepayment Amount has the meaning set forth in Section 3.2.

1.1.29              Prepayment Date has the meaning set forth in Section 3.2.

1.1.30              Price has the meaning set forth in Section 3.1.

1.1.31              Product means both 100-M Product and Ottawa Product.

1.1.32              Railcar Late Fee has the meaning set forth in Section 3.3.

1.1.33              Ramp-Up Period has the meaning set forth in Section 2.6.3.

1.1.34              Repayment Obligation has the meaning set forth in Section 3.2.3.

1.1.35              Repayment Period has the meaning set forth in Section 3.2.1.

1.1.36              Required Supplier Railcar Release Date has the meaning set forth in Section 3.3.

1.1.37              Specifications means (i) for Ottawa Product, the specifications of ISO STANDARD 13503-2, ISO STANDARD 13503-5, API Recommended Practice 56 and API Recommended Practice 19-D, including any modifications, amendments or successor standards thereto and any other industry-wide standards to which Customer and Supplier agree, and (ii) for 100-M Product, a quality consistent with what Customer has received previously from Supplier.

1.1.38              Supplier has the meaning set forth in the first paragraph of this agreement.

1.1.39              Supplier Confidential Information has the meaning set forth in Section 5.1.

1.1.40              Supplier Railcar has the meaning set forth in Section 3.3.

1.1.41              Supplier Samples has the meaning set forth in Section 4.2.

1.1.42              Supplier’s Facility means (i) during the Kosse Product Supply Period and during the Transition Period, the Supplier’s preparation facilities, loading facilities, and related improvements that are located in and around Kosse, Texas and that are owned or leased by Supplier, and (ii) during the Wisconsin Product Supply Period, (A) with respect to the Ottawa Product, the Supplier’s preparation facilities, loading facilities, and related improvements that are located in and around New Auburn, Wisconsin and that are owned or leased by Supplier, and (B) with respect to the 100-M Product, the Supplier’s preparation facilities, loading facilities, and related improvements that are located in and around Kosse, Texas and that are owned or leased by Supplier.

1.1.43              Target Party has the meaning set forth in Section 5.1.5.

1.1.44              Term has the meaning set forth in Section 2.2.

1.1.45              Ton means US Short Ton, which means 2,000 pounds.

1.1.46              Transition Notice has the meaning set forth in Section 2.3.

1.1.47              Transition Period means the period of time commencing on the date set forth in the Transition Notice as the commencement date for the Transition Period and ending on the day immediately prior to the first day of the Wisconsin Product Supply Period.

1.1.48              Week means a seven-day period commencing on a Sunday and ending on the following Saturday.

1.1.49              Wisconsin Product Supply Period means the portion of the Term of this Agreement during which time Supplier’s fluid bed dryer processing plant is located in Wisconsin.

1.2                               As used in this Agreement, unless expressly stated otherwise, references to

(a) “including” mean “including, without limitation”; (b) “or” mean “either or both”; and (c) a “party” or “Party” mean Customer or Supplier and “parties” or “Parties” mean Customer and Supplier. Unless otherwise specified, all references in this Agreement to Articles or Sections are deemed references to the corresponding Articles or Sections in this Agreement.

2.                                      Production and Supply of Product

2.1                               Commencement Date.  Supplier shall commence production and delivery of Product on or before March 31, 2011 (the “Commencement Date”) in quantities meeting applicable Specifications and sufficient to satisfy Customer’s orders, in all cases subject to the Product order limitations set forth in Section 2.6 herein.

2.2                               Term of Agreement.  The term (the “Term”) of this Agreement shall commence on the Effective Date, and shall remain in effect for a period of three (3) years from and after the Commencement Date, unless sooner terminated in accordance with Article 7 herein. Notwithstanding the foregoing, if the scheduled expiration of the Term occurs prior to the end of the Repayment Period, as defined in Section 3.2.1 below, then this Agreement shall continue in full force and effect under the terms and conditions specified herein until the conclusion of such Repayment Period. Beginning six months prior to the expiration of the Term and for the remainder of the Term, the Parties agree to negotiate in good faith toward definitive documentation containing the terms and conditions of the sale of Product from Supplier to Customer for such period of time, if any, following the expiration of the Term that the Parties mutually agree.

2.3                               Notice of Commencement of Transition Period.  Supplier shall provide Customer with at least 10 Business Days’ prior written notice (the “Transition Notice”) before the Transition Period commences.

2.4                               Notice of Commencement of Wisconsin Product Supply Period.  Supplier shall provide Customer with at least 10 Business Days’ prior written notice (the “Conversion Notice”) before the Wisconsin Product Supply Period commences. During Wisconsin Product Supply Period, all references herein to the Wisconsin Product Supply Period shall apply, including with respect to the Price.

2.5                               General Terms and Conditions.

2.5.1                     General.  Each Contract Year of the Term, Supplier will sell, and Customer will purchase, the Annual Minimum Tonnage upon such terms and conditions as set forth herein. Customer will purchase

Product on open account by submitting purchase orders to Supplier from time to time during the Term.

2.5.2                     Invoices; Payment.

(a)                                 On a schedule that is mutually agreeable to the Parties, Customer shall provide Supplier with a binding purchase order specifying (A) the amount of Ottawa Product and 100-M Product ordered and (B) the time(s) and date(s) during the Week following the date on which the purchase order was submitted that Customer will pick up the Product at the Supplier’s Facility. Purchase orders may be submitted electronically or in hard copy, or in such other manner as may be mutually acceptable to Customer and Supplier. The purchase orders for Ottawa Product submitted by Customer (i) during the Kosse Product Supply Period and during the Transition Period, are anticipated to be in ratio of 1:3 of mesh sizes 20/40 and 30/70, and (ii) during the Wisconsin Product Supply Period, are anticipated to be in ratios of 1:1:1 of mesh sizes 20/40, 30/50 and 40/70, respectively; provided, however, that the Parties acknowledge and agree that the ratios of mesh sizes of Ottawa Product delivered to Customer in all cases during the Kosse Product Supply Period, the Transition Period and the Wisconsin Product Supply Period shall ultimately be determined by the Supplier’s current mine feed and inventory availability of Ottawa Product.

(b)                                 Supplier will invoice Customer (i) for Product purchased by Customer within five (5) Business Days after Customer picks up the Product at Supplier’s Facility, (ii) for Supplier Railcars subleased by Customer within five (5) Business Days of the Required Supplier Railcar Release Date, (iii) for Railcar Late Fees that may apply to any Supplier Railcar within five (5) Business Days of the date such Supplier Railcar is released back to the rail carrier pursuant to Section 3.4, and (iv) for all sales or use taxes or applicable import or export taxes and charges within five (5) Business Days of Supplier being assessed, receiving invoices or remitting payment for such amounts. Customer shall remit payment for all invoices by wire transfer or electronic funds transfer (EFT) of immediately available funds to an account provided by Supplier (as updated from time to time in writing), or any other mutually agreed upon payment form, within 30 days from the date of receipt of such invoice by Customer setting forth the amount due. Any time the aggregate amount of *** due to Supplier under this Agreement remains unpaid for 45 days past the applicable due dates, Supplier shall have the right to withhold shipments to Customer and in such event Customer shall not be relieved of its Annual Minimum Tonnage obligations.

2.6                               Monthly Orders.

2.6.1                     Generally.

(a)                                 Ottawa Product.  Except as otherwise set forth in this Section 2.6 Customer shall use its good faith commercially reasonable efforts to order in each calendar month at least *** of the Monthly Minimum Tonnage. Customer and Supplier hereby agree that in no event shall Supplier be required to deliver more than the Monthly Maximum Order to Customer in any calendar month during the Term.

(b)                                 100-M Product.  Except as otherwise set forth in this Section 2.6 Customer shall use its good faith commercially reasonable efforts to order *** Tons of 100-M Product during each Contract Year. Customer and Supplier hereby agree that in no event shall Supplier be required to sell, nor shall Customer be required to purchase, any particular quantity of 100-M Product pursuant to this Agreement.

2.6.2                     Transition Period.  Notwithstanding the requirements of Sections 2.5.1 and 2.6.1, during the Transition Period, the Monthly Minimum Tonnage, the Monthly Maximum Order and the Annual Minimum Tonnage amounts may be adjusted by Supplier to account for variations in Product availability during the Transition Period; provided, however, that Supplier may not increase the Monthly Minimum Tonnage and Annual Minimum Tonnage amounts in excess of the amounts set forth in Sections 1.1.24 and 1.1.4, respectively, that are applicable to the Transition Period. Supplier shall provide the Customer with prior written notice of all adjustments to the Monthly Minimum Tonnage, the Monthly Maximum Order and the Annual Minimum Tonnage amounts no less than five (5) Business Days prior to the date that any such adjustments are to take effect.

2.6.3                     Ramp-Up Period. Notwithstanding the requirements of Sections 2.5.1  and 2.6.1, during the first three months of the Wisconsin

Product Supply Period (the “Ramp-Up Period”), the requirements of Sections 2.5.1 and 2.6.1 shall be adjusted as follows: (i) during the first month of the Ramp-Up Period, the Monthly Minimum Tonnage shall be 1/48 of the Annual Minimum Tonnage, (ii) during the second month of the Ramp-Up Period, the Monthly Minimum Tonnage shall be 1/24 of the Annual Minimum Tonnage, and (iii) during the third month of the Ramp-Up Period, the Monthly Minimum Tonnage shall be 3/48 of the Annual Minimum Tonnage.

2.7                               Contract Year True-Up.

2.7.1                     Annual True-Up. Customer’s Annual Minimum Tonnage purchase requirement set forth in Section 2.5.1 above shall be considered “take or pay” (i.e., Customer shall pay the purchase price for such Annual Minimum Tonnage whether or not Customer actually plans orders for the same); provided that Customer shall only have to pay for *** percent (***%) of the portion of the Annual Minimum Tonnage that Customer did not order during such Contract Year. At the conclusion of each Contract Year, Customer shall be obligated to pay Supplier, within 45 days of the conclusion of such Contract Year, for *** percent (***%) of the portion of the Annual Minimum Tonnage that Customer did not order during such Contract Year (the “Annual True-Up”); provided, however, that for purposes of calculating the Annual True-Up, the Annual Minimum Tonnage shall be reduced by such amount to take into account (i) the reduced Monthly Minimum Tonnage and Annual Minimum Tonnage applicable during the Transition Period as set forth in Section 2.6.2 above and (ii) the reduced Monthly Minimum Tonnage and Annual Minimum Tonnage applicable during the Ramp-Up Period as set forth in Section 2.6.3 above. Supplier shall be entitled to sell to other customers of Supplier any or all of the Annual Minimum Tonnage not ordered by Customer.

2.7.2                     Prorated Contract Year. The Annual Minimum Tonnage shall be prorated based on the number of months, or fractions thereof, that have elapsed during the Kosse Product Supply Period, the Transition Period and the Wisconsin Product Supply Period, as applicable, in any Contract Year. The Monthly Minimum Tonnage and Monthly Maximum Order amounts shall each be prorated based on the fraction of each such month that has elapsed during the Kosse Product Supply Period, the Transition Period and the Wisconsin Product Supply Period, as applicable.

2.8                               Title, Risk of Loss and Freight Responsibility.  All Product will be shipped F.O.B. Supplier’s Facility. Title and risk of loss or damage to Product shall pass to Customer at the time the Product is delivered to the carrier at Supplier’s Facility. Customer shall contract directly with carrier and transportation providers for the collection and transportation of Product from Supplier’s Facility. Charges for freight and all related costs for transportation of the Product from Supplier’s Facility to the destination designated by Customer shall be paid by Customer.

2.9                               Delivery by Rail.

2.9.1                     General.  Supplier shall load railcars at Supplier’s Facility in compliance with Customer’s instructions in its purchase order, subject to prior confirmation by Supplier.

2.9.2                     Demurrage Liability at Supplier’s Facility.  Supplier shall be responsible for any demurrage charges with respect to the Product incurred at Supplier’s Facility or caused by delays at Supplier’s Facility, in each case only when caused entirely by or due to the actions of Supplier. Any other demurrage charges will be the full responsibility of Customer.

2.9.3                     Indemnification.  Supplier shall be liable for and shall defend, indemnify, and hold harmless Customer from any demurrage charges, excess freight charges, deficiency freight charges, or similar transportation charges incurred by Supplier, unless such charges are due to Customer’s gross negligence or willful misconduct or other actions by Customer that cause such charges to be incurred. Customer shall be liable for and shall defend, indemnify, and hold harmless Supplier from any demurrage charges, excess freight charges, deficiency freight charges, or similar transportation charges incurred by Customer, unless such charges are due to Supplier’s gross negligence or willful misconduct or other actions by Supplier that cause such charges to be incurred.

3.                                      Price

3.1                               Price.  The price to be paid by Customer for the Product (the “Price”) purchased from Supplier from time to time shall be as set forth below:

3.1.1                     During the Kosse Product Supply Period and during the Transition Period, the Price for each type of Product shall be as follows, F.O.B. Supplier’s Facility:

Product Type	Price per Ton

20/40 mesh	***
30/70 mesh	***
100 mesh	***

3.1.2                     During the Wisconsin Product Supply Period, the Price for each type of Product shall be as follows, F.O.B. Supplier’s Facility:

Product Type	Price per Ton

20/40 mesh	***
30/50 mesh	***
40/70 mesh	***
100 mesh	***

3.2                               Prepayment.  Notwithstanding any other provision of this Agreement, Customer shall pay to Supplier on the Effective Date (the “Prepayment Date”), a prepayment in the amount of *** in cash (the “Prepayment Amount”) by electronic funds transfer to an account designated by Supplier.

3.2.1                     Reduced Price of Ottawa Product.  In consideration of receipt of the Prepayment Amount, until Customer has purchased *** Tons of Ottawa Product (the “Repayment Period”), the Price for Product purchased from Supplier, including amounts paid as Annual True-Ups, for up to *** Tons of Ottawa Product, shall be as set forth below:

During the Kosse Product Supply Period and during the Transition Period:

Price per Ton (FOB Supplier’s Facility)
Product Type	Original Price	Discount	Net Price

20/40 mesh	***	***	***
30/70 mesh	***	***	***

During the Wisconsin Product Supply Period:

Price per Ton (FOB Supplier’s Facility)
Product Type	Original Price	Discount	Net Price

20/40 mesh	***	***	***
30/50 mesh	***	***	***
40/70 mesh	***	***	***

3.2.2                     Price Adjustments.  For the avoidance of confusion, the provisions in this Agreement providing for Price adjustments, including, without limitation, those provided for in Section 3.5 of this Agreement, will be effective with respect to the Prices set forth in Section 3.2.1.

3.2.3                     Effect of Termination.  In the event Customer terminates this Agreement pursuant to Section 7.2 or Section 7.3 of this Agreement, Supplier shall repay to Customer the amount, if any, by which the Prepayment Amount exceeds the sum of (i) the aggregate amount of Price reductions realized by Customer pursuant to this Section 3.2 as of the effective date of termination of this Agreement and (ii) any amounts owed by Customer to Supplier under this Agreement (the “Repayment Obligation”).

3.2.4                     Collateral Support.

(a)                                 Letters of Credit and Cash Collateral.  To secure Supplier’s Repayment Obligation under Section 3.2.3 above, Supplier will cause letters of credit to be issued (the “Letters of Credit”), and/or cash collateral to be posted in a segregated escrow account (“Cash Collateral”), no later than the Prepayment Date for the benefit of Customer in the aggregate amount of *** (a portion of which will be issued and/or posted by or on behalf of Insight Equity I LP and/or an affiliate thereof (“IE Portion”) and a portion of which will be issued and/or posted by or on behalf of LBC Credit Partners, L.P. and/or an affiliate thereof (“LBC Portion”)). At any time and from time to time, Supplier may cause (i) Cash Collateral to be substituted for Letters of Credit in an aggregate face amount equal to the amount of such Cash Collateral being substituted and (ii) the Letters of Credit to be substituted for Cash Collateral in an aggregate amount equal to the face amount of such Letters of Credit being substituted. Customer shall promptly release all Cash Collateral that has been substituted by Letters of Credit and return all Letters of Credit for cancellation that have been substituted by Cash Collateral. In connection with the establishment of any Cash Collateral, the parties will be required to enter into an escrow agreement in favor of Customer including standard and customary terms and conditions and such escrow agent or bank may require certain standard and customary documentation be provided by Customer and Supplier related to such escrow account.

(b)                                 Return of Letters of Credit and Cash Collateral.  Unless otherwise previously drawn upon in accordance with the terms of Section 3.2.4(c) below, Customer shall immediately return the Letters of Credit to Supplier for cancellation and release all Cash Collateral upon the earliest to occur of (i) the second anniversary of the Prepayment Date, (ii) the purchase by Customer of *** Tons of Ottawa Product and (iii) the termination of this Agreement.

(c)                                  Draw on Letters of Credit and Cash Collateral.  At any time within 10 days prior to the expiry date of any Letter of Credit (but excluding any expiry date that occurs after the second anniversary of the Prepayment Date), unless Customer has received a replacement or extension of such Letter of Credit or Cash Collateral in substitute therefor, Customer shall have the right to draw on such Letter of Credit (up to the maximum amount specified in clause (d) below) and deposit the proceeds thereof into a segregated escrow account to be held as Cash Collateral in accordance with the terms of this Section 3.2. In addition, if Supplier fails to pay to Customer the Repayment Obligation pursuant to Section 3.2.3 above when due and such failure continues for a period of 30 days after written demand is received by Supplier, Customer shall have the right to draw on the Letters of Credit and Cash Collateral (up to the maximum amount specified in clause (d) below) and shall apply the proceeds thereof to the outstanding amount of the Repayment Obligation until paid in full; provided, that Customer and Supplier each agree that any draws on the Letters of Credit and Cash Collateral will be made on a pro rata basis, 83.33% and 16.67% respectively, as between the IE Portion and the LBC Portion. Customer shall provide Supplier three (3) Business Days prior written notice of a draw on any Letter of Credit.

(d)                                 Maximum Amount.  Customer covenants and agrees that Customer shall have no right to draw on any Letters of Credit or Cash Collateral pursuant to Section 3.2.4(c) above for an amount in excess of the Repayment Obligation.

(e)                                  Reduction.  No less frequently than at the end of each calendar quarter, Letters of Credit will, at the request of Insight Equity I LP or LBC Credit Partners, as applicable, be replaced or amended and/or Cash Collateral will be reduced, in each case, to reflect the actual amount of the Repayment Obligation.

(f)                                   Third Party Beneficiaries.  Insight Equity I LP and LBC Credit Partners, L.P. are each an intended third party beneficiary of this Section 3.2.4, and this Section 3.2.4 shall not be amended or otherwise modified without the prior written consent of each of Insight Equity I LP and LBC Credit Partners, L.P.

3.3                               Supplier Railcar Rental Fees.  Customer may, from time to time, sublease railcars from Supplier (each, a “Supplier Railcar”) for the transportation of Product from Supplier’s Facility to the destination designated by Customer at a cost of an additional $[***] per Ton of Product carried in such Supplier Railcar; provided, however, that no Supplier Railcar may be used by Customer for the storage of Product. All Supplier Railcars must be released back to the rail carrier in an empty condition for return to Supplier’s Facility no later than four (4) Business Days after the date of delivery of the Product contained in such Supplier Railcar to the destination designated by Customer (the “Required Supplier Railcar Release Date”). For each Supplier Railcar that is not released back to the rail carrier in an empty and clean condition suitable for use and returned to Supplier’s Facility by the Required Supplier Railcar Release Date, Customer shall be charged $[***] per day (the “Railcar Late Fee”) until such Supplier Railcar is released back to the rail carrier in such condition as stated above. Upon Customer’s reasonable request, Supplier shall provide Customer with a daily tracking of Supplier Railcars that are currently being leased by Customer from Supplier. Customer shall indemnify Supplier for all damage to Supplier Railcars caused during the period of time that such Supplier Railcars were leased by Customer.

3.4                               Charges, Sales Taxes and other Fees for Product.  In addition to the Prices set forth in Section 3.1 above, Customer shall be responsible for all sales or use taxes or applicable import or export taxes and charges.

3.5                               Annual Price Adjustments.  The Price may be adjusted upward or downward on each anniversary of the Commencement Date by an amount that is mutually agreed upon by Supplier and Customer and that is reflective of then current market conditions.

4.                                      Disclaimer of Warranty; Inspection; Release from Consequential Damages

4.1                               Disclaimer of Warranty.  Supplier makes no warranties, express or implied, regarding the Product or its fitness for any particular purpose, other than that the Product will meet or exceed its Specifications and will be free and clear of all liens and encumbrances.

4.2                               Inspection.  Supplier and Customer shall carefully inspect the Product for compliance with the Specifications and for the mesh size composition of the Ottawa Product. Supplier shall take 20 100-gram samples (“Supplier Samples”) of Product randomly from each 100 car unit train at Supplier’s Facility prior to release of any shipment to a carrier. Customer shall also take 20 100-gram samples (“Customer Samples”) of Product randomly from each 100 car train upon receipt of the train at the destination designated by Customer. In the event that the test results obtained from analysis of the Supplier Samples and Customer Samples differ by a materially significant amount, Supplier and Customer shall exchange with one another half of each of the Supplier Samples and Customer Samples for analysis. The Parties agree to engage in good faith discussions to resolve any discrepancies in the results of analysis of the Supplier Samples and the Customer Samples.

4.3                               Nonconformity of Product.  Customer may make claims for Product not meeting the Specifications if the Customer Samples results show that the Product in any rail car received from Supplier does not meet the Specifications. Any claim that the Product delivered to the Customer does not conform to its Specifications must be made in writing by the Customer and be received by Supplier within thirty (30) days from the date of Customer’s receipt of the Product. Supplier’s exclusive liability and Customer’s sole remedy in connection with any Product which proves to be nonconforming shall be for Supplier to replace such portion of nonconforming Product, at no charge to Customer, at Supplier’s Facility by such reasonable date as Customer may request, or, at the option of Supplier, and in the event that Customer has already paid for the nonconforming Product, to reimburse that portion of the Price of the Product that is deemed to be nonconforming. This provision does not cover nonconformity attributable to causes or occurrences beyond Supplier’s control, including, but not limited to, misuse, mishandling, neglect, improper storage, improper alteration or improper application by Customer or by any third-party agent of Customer.

4.4                               Mutual Release from Consequential Damages.  NOTWITHSTANDING ANY PROVISION HEREIN TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR, AND EACH PARTY RELEASES THE OTHER FROM LIABILITY ATTRIBUTABLE TO, INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL AND PUNITIVE DAMAGES ARISING OUT OF THE PERFORMANCE OF THIS AGREEMENT, OR DEFAULT IN THE PERFORMANCE HEREOF, WHETHER BASED UPON CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), WARRANTY OR ANY OTHER LEGAL THEORY.

5.                                      Confidentiality

5.1                               Confidential Information.  Customer, pursuant to performing its obligations under this Agreement, and its Affiliates and agents may be exposed to various trade secrets and confidential information of Supplier, including information relating specifically to the pricing, logistics and production of the Product (“Supplier Confidential Information”). Supplier, pursuant to performing its obligations under this Agreement, and its Affiliates and agents may be exposed to trade secrets and confidential information of Customer, including supplier and customer lists, pricing and marketing information and the like (“Customer Confidential Information”). Each of the parties to this Agreement acknowledges and agrees that the confidential information (whether Supplier Confidential Information or Customer Confidential Information) shall include the existence and terms of this Agreement and Customer acknowledges that Supplier Confidential Information is of substantial proprietary value to Supplier, and Supplier acknowledges that Customer Confidential Information is of substantial proprietary value to Customer. The parties hereby agree as follows:

5.1.1                     Customer shall keep Supplier Confidential Information in the strictest confidence, and Supplier Confidential Information shall not, without the prior written consent of Supplier, be copied, used, distributed or disseminated in any way as to threaten the confidentiality of Supplier Confidential Information.

5.1.2                     Supplier shall keep Customer Confidential Information in the strictest confidence, and Customer Confidential Information shall not, without the prior written consent of Customer, be copied, used, distributed or disseminated in any way as to threaten the confidentiality of Customer Confidential Information.

5.1.3                     Customer agrees not to use Supplier Confidential Information for its own benefit and not to disclose Supplier Confidential Information to any person other than any Affiliate of Customer except as is necessary for the performance of its obligations under this Agreement.

5.1.4                     Supplier agrees not to use Customer Confidential Information for their own benefit and not to disclose Customer Confidential Information to any person other than any Affiliate of Supplier except as is necessary for the performance of their obligations under this Agreement.

5.1.5                     Customer and Supplier agree that their respective obligations under this Section 5 shall continue after the termination or expiration of this Agreement for a period of two (2) years. The parties also agree that all Affiliates and agents of the parties to whom confidential information is disclosed will be bound by the provisions of this Section 5 and that the parties will be responsible for any breaches by their respective Affiliates or agents of the terms of this Section 5. If a party (the “Disclosing Party”) receives a request to disclose all or any part of the confidential information of another party (the “Target Party”) under the terms of a valid and effective subpoena, decree or order issued by a court of competent jurisdiction or by a governmental body, such party hereby agrees to, and agrees to cause its Affiliates to: (a) immediately notify the Target Party in writing of the existence, terms and circumstances surrounding the request so that the Target Party may seek an appropriate protective order or waive the Disclosing Party’s compliance with the provisions of this Agreement (and, if the Target Party seeks an order, to provide the cooperation as the Target Party shall reasonably request); and (b) if disclosure of the Target Party’s confidential information is required in the written opinion of the Disclosing Party’s counsel, then the Disclosing Party shall exercise reasonable efforts, with the cooperation of the Target Party, to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed the Target Party’s confidential information that the Target Party so designates.

5.1.6                     Each party hereby agrees that the breach of this Section 5 would cause irreparable harm to the non-breaching party or parties for which money damages would not be adequate compensation. If any party, or any Affiliate or agent of any party, breaches or threatens a breach of the provisions of this Section 5, the non-breaching party shall be entitled to seek an injunction in any court of competent jurisdiction restraining the breaching party from violating the provisions without the necessity of posting a bond or other security therefore. Nothing herein shall be construed as prohibiting the non-breaching party from pursuing any other remedies available to it at law or in equity.

5.2                               Excluded Information.  Notwithstanding anything in this Agreement to the contrary, Supplier Confidential Information and Customer Confidential Information shall not be deemed to include information that any party can demonstrate: (a) was in the public domain before the time of its disclosure by any party; (b) entered the public domain before the time of its disclosure by any party through means other than an unauthorized disclosure resulting from an act or omission by the disclosing party; (c) is independently developed by any party without use of Supplier Confidential Information or

Customer Confidential Information, as applicable; or (d) is disclosed to any party without restriction on further disclosure by a third party having the right to make such disclosure. In addition, notwithstanding anything in this Agreement to the contrary, Supplier may publicly disclose the existence and content of this Agreement without the consent of Customer (i) to the extent required by applicable federal and state securities laws in effect from time to time, (ii) to third parties who agree to keep such information confidential in connection with an acquisition, disposition, equity or debt financing or other strategic transaction involving Supplier or any of its Affiliates and (iii) to contractors, service providers and consultants of Supplier or any of its Affiliates who agree to keep such information confidential in connection with activities undertaken at the request of Supplier or any of its Affiliates.

6.                                      Force Majeure

6.1                               Notice of Force Majeure.  If Customer or Supplier is affected by Force Majeure it shall promptly notify the other of the nature and extent of the Force Majeure.

6.2                               No Breach.  Notwithstanding any other provision of this Agreement, neither Customer nor Supplier shall be deemed to be in breach of this Agreement, or otherwise be liable to the other, for any delay in performance or the nonperformance of any of its obligations under this Agreement (other than Customer’s failure to make payments to Supplier hereunder when due), to the extent that the delay or non-performance is due to any Force Majeure, and the time for performance of that obligation shall be extended accordingly.

6.3                               Remedy for Force Majeure.  The cause of the Force Majeure shall so far as possible be remedied with all reasonable dispatch. If any Force Majeure prevails for a continuous period in excess of fourteen (14) days, both Parties’ performance hereunder shall be suspended and Customer and Supplier shall enter into good faith discussions with a view to alleviating its effects, or agreeing upon alternative arrangements.

7.                                      Termination

7.1                               Termination by Supplier.  Supplier shall have the right to immediately terminate this Agreement upon the occurrence of any of the following events:

7.1.1                     In the event of Customer’s Bankruptcy;

7.1.2                     In the event Customer should fail to make any payment to Supplier hereunder when due, and such failure continues for a period of *** after written notice is sent to Customer by Supplier of such failure to make such payment when due;

7.1.3                     In the event that Customer is affected by Force Majeure, and such Force Majeure has not been remedied within *** of the initial occurrence of such event; or

7.1.4                     Upon written notice by Supplier to Customer at least ninety (90) days, but no greater than one hundred twenty (120) days, prior to the expiration of the Term of this Agreement.

7.2                               Termination by Customer.  Customer shall have the right to immediately terminate this Agreement after the occurrence of any of the following events:

7.2.1                     In the event of Supplier’s Bankruptcy;

7.2.2                     If Supplier fails to produce and deliver the Product in accordance with its Specifications, and Supplier has been unable to cure such failure to the reasonable satisfaction of Customer within *** after written notice from Customer;

7.2.3                     In the event that Supplier is affected by Force Majeure, and such Force Majeure has not been remedied within *** of the initial occurrence of such event; or

7.2.4                     Upon written notice by Customer to Supplier at least ninety (90) days, but no greater than one hundred twenty (120) days, prior to the expiration of the Term of this Agreement.

7.3                               Other Breaches.  Customer and Supplier each shall have the right to terminate this Agreement for any other breach of this Agreement by the other Party that, if capable of being cured, is not cured within *** after written notice thereof is given to such other Party, except as otherwise provided herein.

7.4                               Purchase of Product.  Upon the termination of this Agreement for any reason, Customer shall purchase from Supplier all Product that has been ordered by Customer but not delivered to Customer as of the date of the termination, and Supplier shall promptly deliver such Product to Customer.

7.5                               Continuing Obligations.  Upon the termination of this Agreement, all obligations of the Parties arising from this Agreement shall terminate, except for any obligations that are expressly stated as surviving the termination or expiration of this Agreement; provided, that the termination or expiration of this Agreement through any means and for any reason shall not relieve any of the Parties of any obligation accruing prior thereto and shall be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of any of the provisions of this Agreement.

8.                                      Notice

8.1                               Notices.  All notices, demands, or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and shall be: (i) delivered personally, (ii) sent by facsimile transmission (with confirmation of receipt) or (iii) sent via a nationally recognized overnight courier to the recipient for next business day delivery. Such notices, demands and other communications will be sent to the address indicated below:

If to Supplier, to:                                                  Superior Silica Sands

3014 LCR 704

Kosse, Texas 76653

Attn:  Rick Shearer

President and CEO

Email: rick@sssand.com

with a copy to:                                                             Superior Silica Sands

1400 Civic Place, Suite 250

Southlake, Texas 76092

Attn: Eliot Kerlin

Email: ekerlin@insightequity.com

If to Customer, to:                                         BJ Services Company, U.S.A.

11211 FM 2920

Tomball, Texas 77375

Attn: Dennis Peters

with a copy to:                                                             BJ Services Company, U.S.A.

4601 Westway Park Blvd.

Houston, Texas 77041

Attn: Region Legal and Compliance Counsel - BJ North America

9.                                      Miscellaneous

9.1                               Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon the determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.2                               Effect of Waivers.  No failure or delay by any party in exercising any of its rights under this Agreement shall be deemed to be a waiver of that right, and no waiver by any party of a breach of any provision of this Agreement shall be deemed to be a waiver of any subsequent breach of the same or any other provision. A Party’s failure in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement or to exercise any right herein conferred shall not be construed as a waiver or relinquishment of that right or of that Party’s right to assert or rely upon the terms and conditions of this Agreement. Any express waiver of a term of this Agreement shall not be binding and effective unless made in writing and properly executed by the waiving party.

9.3                               Entire Agreement.  This Agreement constitutes the entire Agreement between the Parties with respect to the subject matter hereof and supersedes any existing agreements between them whether oral or written. The terms of this Agreement shall only be amended, modified or supplemented as set forth herein or in a writing signed by or on behalf of both of the Parties. In case of a conflict between this Agreement and a purchase order contemplated hereunder, the terms of this Agreement shall govern unless a writing is duly executed by both Parties stating otherwise.

9.4                               Legal Representation and Construction.  Each Party hereto has been represented by legal counsel in connection with the negotiation and drafting of this Agreement and any related documents. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and related documents, and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any related documents.

9.5                               Amendments.  This Agreement may not be amended except in writing properly executed by Customer and Supplier. Except as specifically amended, this Agreement shall remain in full force and effect as written.

9.6                               Counterparts.  This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original, and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to the Agreement and may be appended to any other counterpart.

9.7                               Jurisdiction And Venue; Choice Of Law.

9.7.1                     CUSTOMER AGREES AND ACKNOWLEDGES THAT IT IS TRANSACTING BUSINESS WITH SUPPLIER IN THE STATE OF TEXAS AND THAT THIS AGREEMENT SHALL BE GOVERNED BY, SUBJECT TO, AND CONSTRUED ACCORDING TO THE INTERNAL LAWS, AND NOT THE LAWS RELATING TO CONFLICTS OF LAW, OF THE STATE OF TEXAS.

9.7.2                     ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT SHALL BE BROUGHT AND ENFORCED IN THE COURTS OF THE STATE OF TEXAS OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR) IN THE UNITED STATES DISTRICT COURTS FOR THE SOUTHERN DISTRICT OF TEXAS, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

9.7.3                     THE PARTIES IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING IN THE COURTS OF THE STATE OF TEXAS OR IN THE UNITED STATES DISTRICT COURTS FOR THE SOUTHERN DISTRICT OF TEXAS AND ANY CLAIM THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

9.8                               Attorneys’ Fees.  The parties shall bear their own costs of, and incidental to, the preparation, execution and implementation of this Agreement. In any action brought pursuant to this Agreement, the prevailing party shall be entitled to recovery of its costs and expenses, including reasonable attorneys’ fees.

9.9                               Independent Contractor.  Each of Customer and Supplier is an independent contractor with respect to the other and is not an employee of the other or any of the other’s Affiliates, and nothing in this Agreement is intended to constitute a partnership or a master and servant relationship between the Customer and Supplier.

9.10                        Assignment.  Neither Customer, on the one hand, nor Supplier, on the other hand. may assign its rights under this Agreement to, or have its obligations assumed by, any Person without the prior written consent of the Customer or Supplier, as applicable, such consent not to be unreasonably withheld.

9.11                        Headings.  The headings of the Articles and Sections of this Agreement are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof or thereof.

9.12                        Successors and Assigns.  This Agreement shall be binding on and inure to the benefit of the parties and their respective successors and assigns. Except as otherwise provided in Section 3.2.4, this Agreement is intended solely for the benefit of the Parties and their respective successors and assigns and nothing in this Agreement shall be construed to create any duty to, or standard care with reference to, or liability of a party to, any person not a party to this Agreement. Nothing in this Agreement shall be deemed to constitute any fiduciary or special relationship or duty among the Parties and each Party may take actions hereunder that are for its own self-interest without any duty or, subject to the express terms of this Agreement, liability to the other Party.

9.13                        Silica Warning.  Supplier’s products contain respirable crystalline silica, which is considered by some sources to be a cause of cancer. Breathing excessive amounts of respirable silica dust can also cause a disabling and potentially fatal lung disease called silicosis, and has been linked by some sources with other diseases. During transportation, use, clean-up or handling, follow all NIOSH and MSHA procedures and recommended practices, including wearing properly-fitted, NIOSH-approved or MSHA-approved air supplied protective equipment in accordance with applicable government regulations and manufacturer instructions. For further information, refer to the appropriate Material Safety Data Sheet, a copy of which is available from the Supplier upon request. Customer hereby accepts all responsibility to maintain a safe work environment, warn, notify, train and provide all necessary and appropriate NIOSH/MSHAapproved protective equipment to all persons handling or in the presence of this product, and enforce the requirement that NIOSH/MSHA-approved protective equipment be used when handling the product.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have executed this Sand Supply Agreement as of the Effective Date.

SUPPLIER:

Superior Silica Sands LLC

By:	/s/ Richard J. Shearer
Name:	Richard J. Shearer
Title:	President & CEO

CUSTOMER:

BJ Services Company, U.S.A.

By:	/s/ Lindsay Link
Name:
Title:

[Signature Page to Sand Supply Agreement]